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                                                                                    EXHIBIT 11.1

                                VALERO ENERGY CORPORATION AND SUBSIDIARIES

                                    COMPUTATION OF EARNINGS PER SHARE
                             (Thousands of Dollars, Except Per Share Amounts)


                                                                 Year Ending December 31,
                                                         1994              1993              1992


COMPUTATION OF EARNINGS PER SHARE
 ASSUMING NO DILUTION:
   Net income. . . . . . . . . . . . . . . . . . .    $   26,882        $   36,424        $   83,919
   Less:  Preferred stock dividend requirements. .        (9,490)           (1,262)           (1,475)
   Net income applicable to common stock . . . . .    $   17,392        $   35,162        $   82,444

   Weighted average number of shares of common
     stock outstanding . . . . . . . . . . . . . .    43,369,836        43,098,808        42,577,368

   Earnings per share assuming no dilution . . . .    $      .40        $      .82        $     1.94

COMPUTATION OF EARNINGS PER SHARE
 ASSUMING FULL DILUTION:
     Net income. . . . . . . . . . . . . . . . . .    $   26,882        $   36,424        $   83,919
     Less:  Preferred stock dividend requirements.        (9,490)           (1,262)           (1,475)
     Add:  Reduction of preferred stock dividends
       applicable to the assumed conversion of
       Convertible Preferred Stock . . . . . . . .         8,325            -                 -
     Net income applicable to common stock
       assuming full dilution. . . . . . . . . . .    $   25,717        $   35,162        $   82,444

     Weighted average number of shares of common
       stock outstanding . . . . . . . . . . . . .    43,369,836        43,098,808        42,577,368
     Weighted average common stock equivalents
       applicable to stock options . . . . . . . .        56,926            67,017           144,469
     Weighted average shares issuable upon
       conversion of Convertible Preferred Stock .     4,948,079            -                 -

     Weighted average shares used for computation.    48,374,841        43,165,825        42,721,837

     Earnings per share assuming full dilution . .    $      .53 <F1>   $      .81 <F2>   $     1.93  <F2>

<F1> This calculation is submitted in accordance with paragraph
     601(b)(11) of Regulation S-K although it is contrary to APB
     Opinion No. 15 because it produces an antidilutive result.

<F2> This calculation is submitted in accordance with paragraph
     601(b)(11) of Regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3%.

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